EXHIBIT 5.1

manatt manatt | phelps | phillips	Manatt, Phelps & Phillips, LLP Direct Dial: (650) 812-1300

December 8, 2006	34172.038

Focus Enhancements, Inc.

1370 Dell Avenue

Campbell, CA 95008

Re:          Form S-3 Registration Statement under the Securities Act of 1933

Ladies and Gentlemen:

We have acted as special counsel to Focus Enhancements, Inc., a Delaware corporation (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to the offering from time to time by the Company of up to an aggregate of $45 million of shares of common stock, $0.01 per share (“Common Stock”), warrants (“Warrants”) and/or units comprised of Common Stock and Warrants (“Units,” and with the Common Stock and Warrants, the “Securities”) as set forth in Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), on terms to be determined at the time of each such offering.  The Securities may be issued from time to time by the Company on a delayed or continuous basis pursuant to Rule 415 under the Act.

In our capacity as counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including, without limitation, the following:

(a)                                  the signed Registration Statement to be filed with the SEC and the accompanying Prospectus;

(b)                                 the Second Restated Certificate of Incorporation of the Company, as amended, currently in full force and effect;

(c)                                  the Certificate of Amendment of the Second Restated Certificate of Incorporation of the Company, dated November 29, 2006;

(d)                                 the Restated Bylaws of the Company; and

(e)                                  the record of proceedings of the Board of Directors with respect to the offering of the Securities.

1001 Page Mill Road, Palo Alto, CA 94304 Telephone: 650.812.1300 Fax: 650.213.0260
Albany | Los Angeles | New York | Orange County | Palo Alto | Sacramento | Washington, D.C.

manatt
manatt | phelps | phillips

As to relevant factual matters, we have relied upon, among other things, the representations of the Company in officers’ certificates of the Company dated as of the date hereof.  We have made no attempt to verify the accuracy of any such representations, but we have no knowledge of any such inaccuracy.  In addition, we have obtained and relied upon those certificates of public officials we considered appropriate, however, we have not caused the search of any docket of any court, tribunal or other similar authority.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, , we are of the opinion that the Securities, when issued against full payment of the consideration thereof and evidenced by duly executed certificates or instruments, as the case may be, will be validly issued, fully paid, and non-assessable.

The law covered by this opinion is limited to the Delaware General Corporation law. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Act and the use of our name therein and in the Prospectus under the caption “Validity of Shares.”  In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC adopted under the Act.

Very truly yours,

/s/ Manatt, Phelps & Phillips, LLP
Manatt, Phelps & Phillips, LLP